EXHIBIT 3.1


                                    AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               LOYALTYPOINT, INC.
                            (A DELAWARE CORPORATION)


     LOYALTYPOINT, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

     1. The Corporation was originally incorporated under the name "The Harmat Organization, Inc." by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on December 19, 1995. The name "Harmat Organization, Inc." was changed to "BarPoint.com, Inc." by the filing a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of Delaware on June 16, 1999.

     2. The Certificate of Incorporation of the Corporation, as amended, was amended and restated in its entirety by the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on April 20, 2004 (the "Amended and Restated Certificate"). The Amended and Restated Certificate changed the name of the Corporation from "BarPoint.com, Inc." to "LoyaltyPoint, Inc."

     3. Pursuant to Section 242 and 228 of the General Corporation Law, the amendments herein set forth have been duly approved by the Board of Directors and stockholders of Corporation.

     4. The text of the Amended and Restated Certificate is hereby amended as follows:

          A. Article III shall be deleted and the following inserted in lieu thereof:

                                   ARTICLE III
                                  CAPITAL STOCK

          This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that this Corporation is authorized to issue is two hundred million (200,000,000), with a par value of $.001 per share, and the total number of shares of Preferred Stock which this Corporation is authorized to issue is fifty million (50,000,000), with a par value of $.001 per share.

          The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting

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     powers, and shall have such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to the authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

          The Corporation is authorized to issue three (3) shares of its authorized Preferred Stock, $.001 par value per share, to be designated as "Series A Preferred Stock". Each share of Series A Preferred Stock shall have the following relative rights, preferences and limitations: (i) Class I shall consist of one (1) share and shall be entitled to vote pari pasu with the Common Stock of the Corporation and shall have 234,000 votes; provided, however, that the voting rights of the Class I share shall end on June 7, 2004; (ii) Class II shall consist of one (1) share and shall be entitled to vote pari pasu with the Common Stock of the Corporation and shall have 91,000 votes; provided, however, that the voting rights of the Class II share shall end on June 7, 2004; and (iii) Class III shall consist of one (1) share and shall be entitled to vote pari pasu with the Common Stock of the Corporation and shall have 346,766 votes. Classes I, II and III of the Series A Preferred Stock shall not be entitled to any dividends and shall be entitled upon any liquidation, dissolution or winding up of the business of the Corporation to a liquidation preference equal to the par value of each share.

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer this 11th day of August, 2004.

                              LOYALTYPOINT, INC., a Delaware corporation


                              By:____________________________________
                                       Paul Robinson, Chief Executive Officer

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